Exhibit 10.1

2009 DOLBY EXECUTIVE ANNUAL INCENTIVE PLAN

Eligibility:	Eligible employees are the executive officers of the Company and its subsidiaries who are selected by the Compensation Committee.

Bonus Amounts:	The amount each executive officer may be eligible to receive under the 2009 Dolby Executive Annual Incentive Plan (the “Executive Plan”) will be determined as summarized below and pursuant to the level of achievement by the Company of certain pre-tax income and revenue goals during the 2009 fiscal year.

Target Bonus:	Target bonuses for executives will be established and approved by the Compensation Committee. Each executive’s target bonus will be a percentage of the executive’s base salary at the applicable fiscal year-end.

Actual Bonus:	The principal executive officer’s actual bonus will be determined by multiplying his base salary by his target bonus percentage, but the actual bonus amount may be less than, or exceed, the principal executive’s target bonus, depending on the extent to which the Company meets the pre-tax income and revenue goals.

The actual bonuses for all other eligible executive officers will be determined by multiplying base salary by the applicable target bonus percentage and then adjusting such number to reflect the executive’s individual performance and the extent to which such executive achieved individual pre-determined performance objectives. However, the actual bonus amount may be less than, or exceed, the executive’s target bonus, depending on (i) the extent to which the Company meets the pre-tax income and revenue goals, (ii) the extent to which each executive satisfies the appropriate pre-determined performance objectives, or (iii) based upon such other criteria as the Compensation Committee, in its sole and absolute discretion, determines is appropriate to calculate and determine such final bonus amount for any such eligible executive officer. To the extent that the aggregate bonus amounts to be paid to the participating executive officers exceed an amount equal to their (i) aggregate target bonus amounts multiplied by (ii) the plan funding, then such executive officers’ actual bonus amounts will be reduced to amounts determined by multiplying (a) each participating executive officers’ bonus amount by (b) a fraction, (1) the numerator of which shall be their aggregate target bonus amounts multiplied by the plan funding, and (2) the denominator of which shall be the aggregate bonus amounts otherwise to be paid to the participating executive officers absent the reduction.

Bonus Payment Approval:	Specific measurable Company revenue and pre-tax income targets and executive individual objectives will be established by the Compensation Committee after the commencement of the 2009 fiscal year. All individual executive bonuses must be approved and certified by the Compensation Committee prior to payment.

Payment of the actual bonuses under the Executive Plan will be made no later than: (i) the 15th day of the third month following the end of the Company’s fiscal year in which the bonus was earned, or (ii) March 15th of the year following the calendar year in which the bonus was earned.

Subject to Plan:	The bonus goal, and the terms of this Executive Plan, are subject to the applicable terms and conditions of the 2005 Stock Plan.

Maximum Bonus Amount:	Notwithstanding anything to the contrary in this Executive Plan, no “Covered Employee,” as that term is defined in the 2005 Stock Plan, may receive a bonus, in any fiscal year, greater than the individual Covered Employee’s fiscal year limitation authorized by the terms of the 2005 Stock Plan.